TERM SHEET
RE: STOCK PURCHASE AGREEMENT

THIS AGREEMENT IS MADE BETWEEN Joseph Petito, (“SELLER”) with offices at 53 West Hills Road, Huntington Station, NY 11746, President, CEO, Chairman of the Board of Directors and principal shareholders of Orion Diversified Technologies, Inc. a New Jersey publicly held company (“ORDT”) and the Sackler Group II, Inc., with offices at 125 Michael Drive, Suite 101, Syosset, NY, 11791, (“BUYER”).

RECITLES

SELLER, is the legal and or equitable owner of approximately 960,000 shares of ORDT in varying denominations. None of the certificates have a 144 legend except a certificate in the approximate denomination of 604,434 shares which as been in the possession of SELLER for more than five (5) years and the same removed upon request of the holder and the consent of ORDT.

BUYER wishes to purchase the aforementioned shares and realizes that said shares have little to no value, as ORDT is a shell corporation without assets.

SELLER agrees to convey the shares to the BUYER on the following terms:

For, and in consideration of the following, let it be agreed between the SELLER and BUYER as hereinafter set forth:

1. SELLER agrees to transfer the following shares to BUYER (960,000 approx.)

2. BUYER will pay to SELLER, or its designee, $30,000 within 72 hours from execution of this Term Sheet and $210,000 at Closing which is set for on or about June 21, 2001, and the sum of $10,000 upon delivery of all warrants (approx. 983,000) in SELLER’S or affiliated party or parties, name.

3. At Closing, BUYER will appoint up to 3 directors and upon being sworn in, SELLER and Erwin Lampert, current board member, will resign. SELLER will resign as President and CEO.

4. SELLER will deliver all records of ORDT in his possession to the BUYER or BUYER'S assignees.

5. SELLER agrees to render any assistance that might be required for the reorganization of ORDT.

6. SELLER agrees not to issue any stock or cause ORDT to borrow from the date of this Agreement and date of Closing with the following exceptions:

A. 10,000 restricted shares to William Abrahams, CPA in full compensation for services rendered to ORDT.

10,000 shares to Thomas Glendall, Mr. Glendall purchased 10,000 shares from SELLER in 1997 and SELLER was to reimburse himself for same, which SELLER did not. Glendall paid $25,000 for the shares, which SELLER used to pay a finance firm in order to issue a commitment. The Glendall certificate has been lost and the issuance of a new certificate will resolve any problems.

7. This deal is subject to due diligence by the Sackler Group II, Inc.

8. In the event closing does not take place, SELLER with return the $30,000 deposit within 90 days of receipt of notification by the Sackler Group II, Inc. Notification will be sent via certified mail, return receipt requested.

REPRESENTATIONS

In connection with the purchase by the BUYER as of the date hereof of one or more of the shares being offered by the SELLER, and delivery of the shares to the BUYER, the BUYER and its assignees hereby represent, warrant and agree with the SELLER as follows with respect to the shares:

The BUYER will be acquiring the shares described above as well as any Convertible shares for the BUYER’s own account for investment purposes only and not with a view to, or for resale in connection with any distribution thereof for purposes of the Securities Act of 1933, as amended (the “Act”). The BUYER is familiar with the meaning of such representation and covenants and understands the restrictions which are imposed thereby. More specifically, but without limitations, the BUYER understands that in view of the Securities and Exchange Commission (“SEC”), one who requires securities for investment is not exempt from the registration requirements of, if the BUYER merely acquires such securities for resale upon the occurrence or nonoccurrence of some predetermined event or for holding for a fixed determinable period in the future.

The BUYER understands that all shares have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bonafide nature of the BUYER’s investment intent as expressed herein. In this connection, the BUYER understands that, in the view of the SEC, the statutory basis for such exemption may be unavailable if the BUYER’s representation was predicated solely upon a present intention to hold the shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the shares, or for a period of one year or any fixed period in the future.

The BUYER further understands that the shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. Moreover, the BUYER understands that ORDT is under no obligation to register the shares.

The BUYER is familiar with the provisions of Rule 144, promulgated under the Act, which, in substance, permits the limited public resale of “restricted” securities acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a nonpublic offering subject to the satisfaction of certain conditions.

5. The BUYER further understands that at the time the BUYER wishes to sell any shares, there may be no public market upon wishes to make a sale, and that, even if such a public market exists, ORDT may not be satisfying the current public information requirements of Rule 144, and that, in such an event, the BUYER would be precluded from publicly selling the shares under Rule 144 even if the minimum holding period is satisfied.

AGREED TO AND ACCEPTED this 6th day of June, 2001.

Orion Diversified Technologies, Inc.

/s/ Joseph Petito
By: Joseph Petito
Its: Chief Executive Officer

The Sackler Group II Inc.
/s/ David Sackler
By: David Sackler
Its: President